UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): August 25, 2006
BOIS d’ARC ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA (State or other jurisdiction incorporation)	001-32494 (Commission File Number)	20-1268553 (I.R.S. Employer Identification Number)
600 Travis Street
Suite 5200
Houston, Texas 77002
(Address of principal executive offices)
(713) 228-0438
(Registrant’s Telephone No.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
See paragraph one of Item 3.02 below.
Item 3.02. Unregistered Sales of Equity Securities.
On August 25, 2006, Bois d’Arc Energy, Inc. (“Bois d’Arc” or “the Company”), entered into a stock purchase agreement with Comstock Resources, Inc. (“Comstock”) to sell to Comstock 2,250,000 shares of Bois d’Arc common stock through a private placement transaction. The shares are being sold for $15.94 per share, which was the closing market price of the Company’s stock on the New York Stock Exchange on August 25, 2006. The transaction is expected to close on August 31, 2006. The issuance of the shares will be in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The Company intends to use the proceeds from the sale of these shares to fund capital expenditures, including acquisitions of oil and gas properties.
Item 8.01. Other Events.
On August 28, 2006, Bois d’Arc announced that it has agreed to purchase an additional 20% working interest in its Ship Shoal 113 Unit by exercising its preferential rights. The purchase price is $19.2 million with an effective date of March 1, 2006. Bois d’Arc estimates that the properties being acquired have proved reserves of approximately 9 billion cubic feet of natural gas equivalent. The acquisition is expected to close in September 2006. The Company intends to use proceeds from issuance of its common stock to Comstock to fund the acquisition.
A copy of the press release announcing these transactions is included as Exhibit 99.1.
Item 9.01. Exhibits
     c) Exhibits. The following exhibits are filed with this document:

Exhibit Number	Document
2.1	Stock Purchase Agreement dated August 25, 2006

99.1	Press Release Dated August 28, 2006 announcing the transactions

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BOIS D’ARC ENERGY, INC.

Dated: August 28, 2006	By:	/s/ ROLAND O. BURNS Roland O. Burns
Senior Vice-President and Chief Financial
Officer

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